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                                                                  EXHIBIT 10.19

                             AMENDED PROMISSORY NOTE



Amount of $287,575.25                                       As of April 1, 2001


         FOR VALUE RECEIVED, Long Distance Direct Holdings, Inc. ("Maker"), a Nevada corporation, does hereby promise to pay to the order of PowerChannel Holdings, Inc. ("Holder"), a Delaware corporation having an address at 20 Squadron Blvd., Suite 210, New City, NY 10956, the principal sum of Two Hundred Eighty-Seven Thousand Five Hundred Seventy-Five Dollars and Twenty-Five Cents ($287,575.25), with simple interest thereon at the rate of seven and one-half percent (7.5%) per annum, until maturity. The principal and all accrued interest due under this Note shall be paid in full on or before December 31, 2001 (the "Maturity Date"). This note amends and replaces the Promissory Note dated December 21, 2000 by the Maker in favor of the Holder (the "Original Note"). In consideration for extension of the Maturity Date from June 30, 2001 to December 31, 2001, Maker agrees to pay Holder an amount of Ten Thousand Dollars ($10,000) which amount is has been added to the face value of the Original Note.

         Holder has advanced funds to Maker at various times and in various amounts, all as set forth on the Schedule appearing on the signature page hereof. Interest shall accrue only on the amount of principal actually outstanding from time to time.

         The indebtedness evidenced by this Note may be prepaid in whole or in part at any time without penalty or premium. Any and all such prepayments shall be paid with interest on the amount being prepaid through the date of such prepayment.

         If Maker fails to repay this Note in full, along with accrued interest, on or prior to the Maturity Date, Maker undertakes that it shall deliver to Holder the number of the shares of Holder's common stock owned by Maker, with each share being valued at $1.00 per share, equivalent to the principal amount, plus accrued interest, not repaid. Maker consents to the entry in the Holder's share registry of a stop-transfer notation on 300,000 shares of Holder's common

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stock owned by Maker and to the cancellation of such shares in the event this
Note is not paid as agreed.

         The outstanding principal amount of this Note shall be accelerated and shall become immediately due and payable upon the occurrence of any of the following events:

         (i) Maker shall file a petition or otherwise seek relief from creditors in any proceeding under any bankruptcy, reorganization, moratorium or similar laws for the relief or benefits of creditors (such laws, collectively, "Bankruptcy Laws");

         (ii) a petition shall be filed against Maker in any proceeding under any Bankruptcy Laws and either (a) Maker shall consent thereto or acquiesce therein or (b) the same shall not be discharged or reversed within thirty (30) days;

         (iii) a receiver, liquidator, sequestrator or similar official shall be appointed by any court of competent jurisdiction over Maker or any substantial portion of its business and assets;

         (iv) Maker shall admit in writing its inability, or shall become unable, to pay its debts generally as they become due.

         Presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices are hereby waived by Maker. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed (1) as a novation of this Note or as a restatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note, or (2) to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original

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liability of the Maker under this Note, either in whole or in part, unless the
Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

                  Maker hereby waives and renounces for itself, its heirs, successors and assigns, all rights to the benefits of any statute of limitations, any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided, or which may hereafter by provided, by the Constitution and laws of the United States of America and of any state thereof, against the enforcement and collection of the obligations evidenced by this Note.

         The terms and provisions of this Promissory Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable law by a court of competent jurisdiction, that determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.

         No delay or failure on the part of Holder to exercise any power or right given under this Note shall operate as a waiver of the power or right, and no course of conduct by Holder shall be deemed to amend or modify this Note or to affect the meaning or interpretation of any provision hereof. No amendment or other modification of this Note shall be effective except to the extent expressly set forth in writing signed by Maker and Holder.

         Any notice required or permitted hereunder shall be in writing and shall be delivered personally, by overnight courier service or by both registered or certified mail, return receipt requested, and first class mail, addressed to the maker at its corporate offices or to the holder at its address set forth above or at such other more recent address for such party as notice has been given, and any notice so given shall be deemed received when so personally delivered, one


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business day after being so sent by overnight courier service or three (3)
business days after being so mailed.

         This Note shall be governed by, and interpreted and enforced in accordance with, the internal laws of the State of New York applicable to contracts executed, and to be wholly performed, within the State of New York. Any action brought by either party against the other concerning this Note shall be brought only in the state courts of New York or in the federal courts located in the State of New York.

                                      Long Distance Direct Holdings, Inc.


                                      By:  ________________________
                                                Steven Lampert
                                                   President




SCHEDULE OF ADVANCES

Date                   Amount

6/12/2000     $   100,000.00
6/19/2000     $   150,000.00
10/03/2000    $     3,000.00
10/24/2000    $     3,000.00
12/02/2000    $    21,000.00
12/21/2000    $     1,026.60
3/31/2001     $      (451.35)
4/01/2001     $    10,000.00 - Consideration for extension of Maturity Date
              -------------

      Total:  $  287.575.25
              =============


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